Exhibit 5.1

Howard Groedel Partner DIRECT 216.583.7118 DIRECT FAX 216.583.7119 EMAIL hgroedel@ulmer.com

September 3, 2021

Board of Directors
Vitality Biopharma, Inc.
1901 Avenue of the Stars, 2nd floor
Los Angeles, CA 90067

Gentlemen:

We have acted as counsel to Vitality Biopharma, Inc., a Nevada corporation (the “Company”), in connection with the filing of a registration statement on Form S-8 (the “Registration Statement”) with the Securities and Exchange Commission covering the offering of up to 10,000,000 shares (the “Shares”) of common stock, par value $0.001 per share (“Common Stock”) issuable pursuant to the Company’s 2021 Stock Incentive Plan (the “2021 Plan”).

In connection with this opinion, we have examined and relied upon (a) the Registration Statement and related prospectuses, (b) the Company’s Article of Incorporation, as amended, and Bylaws, as amended, each as currently in effect, (c) the 2021 Plan, and (d) originals or copies certified to our satisfaction of such records, documents, certificates, memoranda and other instruments as in our judgment are necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to originals of all documents submitted to us as copies, the accuracy, completeness and authenticity of certificates of public officials, and the due authorization, execution and delivery of all documents by all persons other than the Company where authorization, execution and delivery are prerequisites to the effectiveness thereof.

Based on the foregoing, we are of the opinion that the Shares, when issued and delivered in accordance with the terms of the Plan, will be validly issued, fully paid and non-assessable.

Our opinions expressed above are limited to the Chapter 78 of the Nevada Revised Statutes.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission thereunder.

This opinion is rendered to you for use solely in connection with the Registration Statement and the consummation of the transactions contemplated therein. This opinion may not be relied on by any other person or used for any other purpose, without the express written consent of the undersigned.

Very truly yours,

/s/ Ulmer & Berne LLP
Ulmer & Berne LLP

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